Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Schering-Plough Corporation and subsidiaries on Form S-8 of our reports dated February 25, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of Schering-Plough Corporation and subsidiaries for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 27, 2003